QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.9

KPMG LLP
Chartered Accountants	Telephone	(403) 691-8000
1200-205 5 Avenue SW	Fax	(403) 691-8008
Calgary AB T2P 4B9	Internet	www.kpmg.ca

Alberta Securities Commission

December 21, 2004

Dear Sirs

TransCanada PipeLines Limited (the "Company")

We refer to the short-form base shelf prospectus of the Company dated December 21, 2004 relating to the sale of up to US $1,000,000,000 debt securities of the Company (the "Prospectus").

We consent to the use, through incorporation by reference in the prospectus of our report dated February 23, 2004 to the Shareholder of the Company on the following financial statements:

  •
  Consolidated balance sheets as at December 31, 2003 and 2002; and

  •
  Consolidated statements of income, retained earnings and cash flows for each of the years in the three-year period ended December 31, 2003.

We report that we have read the prospectus and all information specifically incorporated by reference therein and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the consolidated financial statements upon which we have reported or that are within our knowledge as a result of our audit of such consolidated financial statements.

This letter is provided solely for the purpose of assisting the securities regulatory authority to which it is addressed in discharging its responsibilities and should not be used for any other purpose. Any use that a third party makes of this letter, or any reliance or decisions based on it, are the responsibility of such third parties. We accept no responsibility for loss or damages, if any, suffered by any third party as a result of decisions made or actions taken based on this letter.

Yours very truly

(Signed) KPMG LLP

Chartered Accountants
Calgary, Canada

KPMG LLP, a Canadian owned limited liability partnership, is the Canadian member firm of KPMG International, a Swiss association

QuickLinks

  Exhibit 4.9